Exhibit 15.5

26 March 2014

To the Board of Directors of Prudential plc:

I, Paul Belok, consent to be named as the valuation actuary of the M&G Group Pension Scheme in the Annual Report on Form 20-F for the year ended 31 December 2013 and the incorporation by reference of references to us in the registration statement (No. 333-177093) on Form F-3 and the registration statements (Nos. 333-172493 and 333-192810) on Form S-8 of Prudential plc.

Paul Belok
Fellow of the Institute and Faculty of Actuaries

10 Devonshire Square  |  London EC2M 4YP

t +44 (0) 20 7086 8000  |  f +44 (0) 20 7086 1878  |  aonhewitt.co.uk

Aon Hewitt Limited  |  Registered in England & Wales No. 4396810  |  Registered office: 8 Devonshire Square London EC2M 4PL

Authorised and regulated by the Financial Conduct Authority.